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Exhibit 10.10

Contract of Special
Partnership or Joint Venture

        The company "Alberghiera Fiesolana S.p.A.", whose registered office is at 4, Via Doccia, Fiesole; income tax number 00546220484; VAT number 00546220484; (hereinafter referred to as "the Company"), in the person of its Managing Director Sig. Maurizio Saccani who was born in Parma on 20 May 1950, income tax number SCCMRZ50E20G337S, acting in accordance with the authority conferred on him by a special resolution of the Board of Directors dated 22 June 2002, and

        The farm "Capannelle S.r.l.", whose registered office is at Capannelle, Gaiole in Chianti (SI), in the person of its Sole Director Dr. Francesco Dellepiane who was born in Genoa on 2 July 1927, income tax number DLLFNC27L02D96R (hereinafter referred to as "the Partner"),

WHEREAS:

        The Company owns and manages the hotel "Villa San Michele" in Fiesole, which has over the years developed a particular type of international clientele that has a special love of Tuscany and its rural landscapes;

        and the Partner has the use of a building situated at Gaiole in Chianti (Siena), in the village of Capannelle, standing on and forming part of farmland there with a vineyard and sundry crops; and this building is rented to the Partner who uses it in connection with the said farmland, of which the Partner is the tenant;

        and the building, which is mostly given over to the production, storage (including for ageing purposes) and sale of the wine produced by the Partner, has in addition four bedrooms, a dining-room with kitchen attached—all these rooms being occasionally used for tastings to promote sales of the home-grown wine and sometimes to put up any particularly important clients—and a small swimming pool (the said bedrooms together with the dining-room and kitchen, and swimming pool, are hereinafter called collectively "the Premises");

        and when the Premises are not being used, as described above, for purposes connected with the sale of wine produced by the Partner, they are entirely unused even though they have a considerable impact on the Partner's overheads;

        and although the Partner wishes to be able to continue making use of the Premises on an occasional basis for the purposes for which they have been used up until now, the Partner is willing to grant the Company permission to use the said Premises, on the conditions set out in this contract, in order that it may earn a profit which will, all being well, cover its overheads;

        and the Company considers that it can use the Premises profitably, not only by reason of its experience as a hotelier, but also because it will be in a position to satisfy its clients' demands for accommodation for short stays in the Tuscan countryside and the Chianti region in particular;

        and, in view of the circumstances set out above, the Company is willing to accept as the Partner's contribution the use of the Premises, signing with the Partner a contract of special partnership or "joint venture" on the terms and conditions which are stated below;

THE PARTIES HERETO DO NOW AGREE AS FOLLOWS:

        1.     The Partner hereby contributes and confers on the Company the right to use the Premises and the furniture and equipment there present as the same are described in the inventory contained in Schedule 1. The Partner also undertakes to carry out, immediately and at its own expense, the work described in Schedule 2, such work to be completed as speedily as possible under the supervision of the Company.

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        2.     The Company shall supply household linen, consumables and equipment as it may consider necessary, and staff to cater for the requirements of the guests—again, as it considers necessary—and will also look after the cleaning and routine maintenance of the Premises (extra repairs being paid for by the Partner).

        3.     The Company must obtain for itself a landlord's licence and any other permits that are required by law, and must arrange adequate insurance at its own expense against all damage or injury suffered by guests or third parties (excepting employees of the Partner) during their stay in the Premises.

        4.     The Company hereby undertakes to merchandise and promote the Premises for the purposes stated and to use a computerised booking system to which the Partner will also have access.

        5.     The Partner may continue to use the Premises for tastings to promote the wine it produces, and also in order to accommodate particularly important clients. On these occasions, the Company will charge the Partner the same rates as it charges to third parties but only when use is made (at the Partner's request) of the services which the Company will have organised for its ordinary business.

        In order to exercise this right, the Partner must make its own advance booking on the Company's computerised system, so there are no overlapping bookings, for the same days.

        6.     The Company shall have exclusive discretion to decide whether or not to carry on a seasonal business at the Premises, and to determine the periods during which it is to be operational. For the periods when the Company is not using the Premises for its business purposes, the Partner shall be entitled to the normal possession and use of the Premises, but will continue during that time to be responsible for routine maintenance and also for the safekeeping of all equipment belonging to the Company which is on the Premises.

        7.     The Partner shall be entitled to receive from the Company a share of the profits deriving from the Company's sales of accommodation at the Premises, such share to be calculated in the following manner. At the end of 2002 the Company's receipts will be totalled up, and from that total there will be deducted the costs it has incurred in managing the venture, and also the Partner's expenditure on lighting and heating, gas, water and telephone which will be calculated on a daily, lump-sum basis for each paying guest. The amount produced by these calculations will represent the profits of the venture and is to be shared equally by the Company and the Partner. The Partner shall be entitled, at its own expense, to check the accounting records of the Company in order to verify their accuracy.

        8.     This contract shall become effective on 1 September 2002 or, if later, the date on which the Company obtains the licence and all necessary authorisations referred to in paragraph 3 above, and shall end on 31 December 2002. When it expires, the parties hereby undertake to negotiate in good faith a renewal of the present contract on terms which are fair and equitable taking into account the results obtained up to the date of expiry.

pp Alberghiera Fiesolana S.p.A. (Maurizio Saccani) [signature] [company's rubber stamp appears here]	pp The farm "Capannelle S.r.l." (Francesco Dellepiane) [signature] [farm's rubber stamp appears here]

Fiesole,
1 August 2002

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Contract of Special Partnership or Joint Venture